Exhibit 10.14

3 September 2008

Ms Elizabeth (Liz) Doolin

Dear Liz

LETTER OF APPOINTMENT

We are pleased to offer you the position of Drug Development Manager with Bionomics Limited (“Bionomics”) on the following terms and conditions.

1.	Definitions

In this letter:

“Confidential Information” means any and all information in or relating to the business of Bionomics which is obtained by you as a result of, or pursuant to, your employment with Bionomics, including (without limitation) information regarding the current or future business interests, methodology or affairs of Bionomics or of any person or entity with which it may deal or be concerned including but not limited to matters of a technical nature, trade secrets, administrative procedures, accounting procedures, financial information, administrative information, terms of agreements with third parties, marketing plans, business strategies, information relating to Intellectual Property and any such other information of a confidential nature which may be notified by Bionomics to you during your employment, but does not include:

(a)	information which is or becomes a matter of public record, otherwise than as a result of a breach of this Agreement or any other similar deed or agreement to which Bionomics is a party.

(b)

information which Bionomics as the case requires, authorises in writing for the time being as not being Confidential Information. Bionomics may at any time withdraw any authorisation given in terms of this paragraph, in which case the information to which it relates will henceforth be Confidential Information, but without affecting any communication made prior to the withdrawal of such authorisation.

(c)	information of which Bionomics becomes aware from a third party, provided the latter was not under an obligation of confidence in relation to that information.

“Intellectual Property” means know-how and intellectual property rights including without limitation patents, copyright, registered designs, trade marks and the right to have Confidential Information kept confidential as well as the exclusive right to do and to authorise others to do any and all acts authorised by Commonwealth and State legislation governing all such rights and all other rights of a like nature acknowledged by the law in force in any other part of the world.

“Works” means any work, matter or thing created by you as a result of your employment or made using the resources, equipment, property (including Intellectual Property) or Confidential Information of Bionomics.

2.	Employment

2.1

Bionomics will employ you on a permanent part time basis and subject to the terms contained in this letter, in the position of Drug Development Manager. Your employment will commence on 15 September 2008. We note that you will be taking leave without pay from 22 September to 22 October 2008.

3.	Reporting

You will report to the Vice President, Discovery Research in the first instance and/or other Bionomics employees as nominated by the Vice President, Discovery Research. However you should note that your ultimate responsibility is to the Chief Executive Officer.

4.	Remuneration

4.1	You will be paid a salary of $65,000.00 per annum.

4.2	In addition to your salary Bionomics will contribute 9% of your salary to a complying fund (as defined in the Superannuation Guarantee (Administration) Act 1992) on your behalf.

4.3	Your salary is inclusive of all payments to which you may be entitled under an industrial award or agreement including allowances, overtime payments and penalty rates.

5.	General Duties

5.1	Duties

The duties which you are responsible to undertake during the course of your employment under this Agreement are those activities which are commensurate with the position of Drug Development Manager. You will perform those duties and such other duties as may be given to you from time to time.

5.2	Work Hours

You will work at the direction of Bionomics for no less than 20 hours per week (“Normal Hours”) spread over 4 days with flexibility, as agreed. You agree to work a reasonable number of hours in addition to your Normal Hours if required by Bionomics.

5.3	Diligence and Faithfulness

You will diligently and faithfully serve Bionomics at all times during your employment and will exercise reasonable skill and care in the performance of your duties.

5.4	Instructions

You will comply with, and conform to, all lawful instructions given to you by Bionomics, or by any authorised officer of Bionomics, in relation to your employment including instructions and obligations contained in any policy documents.

5.5	Conflicts

You will use your best endeavours to promote Bionomics’ welfare and interests. You will not place yourself in a position where your own interests conflict with those of Bionomics.

6.	Intellectual Property

6.1	Assignment of Intellectual Property

You hereby assign to Bionomics all present and future Intellectual Property in the Works. Such Intellectual Property will vest in Bionomics forthwith upon the creation of the Works.

6.2	Disclosure

You will disclose all Works to Bionomics.

7.	Confidentiality

7.1	During Employment

Whilst you are employed by Bionomics you will not use any Confidential Information which comes to your knowledge in the course of your employment, other than for the purposes of your employment with Bionomics, and you will not disclose any Confidential Information to any person other than to a person who needs to know that information for Bionomics’ purposes or where disclosure is required by law.

7.2	After Termination

After your employment with Bionomics has terminated, you will not put any Confidential Information to any use which may cause loss or damage, directly or indirectly, to Bionomics and you will not disclose any Confidential Information to any person other than to a person who needs to know that information for Bionomics purposes or where disclosure is required by law or where it is unreasonable to expect that disclosure will or may harm Bionomics or its interests.

8.	Leave Entitlements

8.1	Annual Leave

You will accrue pro rata 4 weeks leave with pay per annum, which you will take at such time or times as are agreed with Bionomics. You may accumulate annual leave not taken in the year in which it accrues but Bionomics is entitled to require you to take any significant untaken accrued annual leave at such time or times as the Board of Directors or CEO of Bionomics may specify.

8.2	Sick Leave

You will accrue pro rata 10 days sick leave with pay per annum, which will accumulate if not taken in the year in which it accrues. You may take sick leave whenever you are sick, injured or incapacitated.

8.3	Medical Reports

If Bionomics requires during any period when you take sick leave or are otherwise absent from work due to sickness, injury or incapacity, you will consult a registered medical practitioner or practitioners nominated by Bionomics and produce a certificate or report from that medical practitioner, as to your state of health.

9.	Annual Review

On or before 31 December 2008 and annually thereafter, Bionomics will conduct a review of your performance under this Agreement against agreed performance measures. As a consequence of that review Bionomics may vary your Remuneration.

10.	Termination

10.1	Termination with Cause

Bionomics may terminate your employment at any time (without any requirement of notice or pay in lieu of notice) if any of the following events occur:

(a)

Use of Alcohol or Drugs – Your use or abuse of alcohol or drugs (including drugs prescribed for you by a medical practitioner) is such that, in the opinion of Bionomics, you are no longer able to discharge your duties in a proper manner;

(b)	Misconduct or Default – You engage in wilful misconduct, fraud or dishonesty in the course of your employment or fail to perform your duties to Bionomics under this Agreement in a material respect.

(c)

Inadequate Performance – Your performance is inadequate and you have failed to improve to a reasonable extent within a reasonable period after you have been warned of the need for improvement and the consequences of a failure to improve; or

(d)	Extended Absence – You are unable to by reason of injury, sickness or ill-health to carry out your functions in a proper and business-like manner for a period of 3 months.

10.2	Termination without Cause

10.2.1	Bionomics may terminate your employment (without cause) by giving you written notice of not less than one month or payment in lieu, specifying the last day of which you are to report to work.

10.2.2

You may terminate your employment by giving Bionomics written notice of not less that one month or forfeiting the equivalent of 30 days of your Remuneration Package, specifying the last day on which you intend to report to work.

10.3	Return of Property

If your employment terminates for any reason you will return all property including Confidential Information forthwith.

If these terms are agreed, please sign the enclosed copy of this letter and return it to me as soon as possible.

Liz, welcome to Bionomics. We believe you will make a major contribution to our continued success.

Yours sincerely

/s/ Deborah Rathjen
Dr Deborah Rathjen
CEO & Managing Director

/s/ Elizabeth Doolin
Ms Elizabeth Doolin